October 31, 2002

ENSCO International Incorporated
2700 Fountain Place
1445 Ross Avenue
Dallas, Texas 75202

Re: Registration Statement on Form S-3, (No. 33-42965, 33-46500, 33-49590, 33-43756, 33-64642, 333-03575, and 333-3789), Form S-8 (No. 333-58625, 33-14714, 33-32447, 33-35862, 33-40282, and 33-41294).

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated October 11, 2002 related to our review of interim financial information for the three and nine month periods ended September 30, 2002.

Pursuant to Rule 436 under the Securities Act of 1933 (the "Act"), such report is not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act. It should be noted, we have not performed any procedures subsequent to October 11, 2002.

/s/ KPMG LLP

Dallas, Texas